SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF

THE SECURITIES EXCHANGE ACT OF 1934

UBS AG

(Exact Name of Registrant as Specified in Its Charter)

Switzerland	90-0186363
(State of Incorporation or Organization)	(I.R.S. Employer Identification no.)

Bahnhofstrasse 45, CH-8098 – Zurich, Switzerland
Aeschenvorstadt 1, CH-4051 – Basel, Switzerland	N/A
(Address of Principal Executive Offices)	(Zip Code)

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box:  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box:  ☐

Securities Act registration statement file number to which this form relates:

333-200212

(If applicable)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class	Name of Each Exchange on Which
to be so Registered	Each Class is to be Registered
ETRACS Monthly Pay 2xLeveraged MSCI US REIT Index ETN due May 5, 2045	NYSE Arca, Inc.

Securities to be registered pursuant to Section 12(g) of the Act:

None

(Title of Class)

Item 1.	Description of Registrant’s Securities to be Registered

The Registrant filed with the Securities and Exchange Commission (the “Commission”) on November 14, 2014 a Registration Statement on Form F-3ASR (Registration Statement No. 333-200212) (the “Registration Statement”) containing a prospectus, dated November 14, 2014, relating to the Registrant’s Debt Securities and Warrants (the “Prospectus”). The Registration Statement was automatically effective upon filing with the Commission. On November 14, 2014, the Registrant filed with the Commission a product supplement relating to the Registrant’s Monthly Pay 2xLeveraged Exchange Traded Access Securities (the “Product Supplement”). On the date hereof, the Registrant intends to file with the Commission pursuant to Rule 424(b) under the Securities Act of 1933 a pricing supplement, dated May 5, 2015 (the “Pricing Supplement”) relating to a series of the Registrant’s Exchange Traded Access Securities (“ETRACS”), ETRACS Monthly Pay 2xLeveraged MSCI US REIT Index ETN due May 5, 2045, which is part of the Registrant’s Medium-Term Notes, Series A. The Pricing Supplement, the Product Supplement and the Prospectus are incorporated by reference to the extent set forth below.

The material set forth (i) under the headings “Description of Debt Securities We May Offer” on pages 12 to 31, “Considerations Relating to Indexed Securities” on pages 52 to 54, “U.S. Tax Considerations” on pages 58 to 68 and “Tax Considerations Under the Laws of Switzerland” on pages 69 to 70 in the Prospectus, (ii) in the Product Supplement and (iii) in the Pricing Supplement are each incorporated herein by reference. The outstanding principal amount of the securities registered hereby may be increased from time to time in the future due to further issuances of securities having substantially the same terms. If any such additional securities are issued, a pricing supplement relating to them will be filed with the Securities and Exchange Commission and will be incorporated herein by reference. The securities registered hereby are, and any additional securities registered hereby in the future will be, all part of a single series as described in the documents referenced above.

Item 2.	Exhibits.

Pursuant to the Instructions as to Exhibits with respect to Form 8-A, the following exhibits are being filed with the Commission in connection with this Registration Statement on Form 8-A:

1.	Debt Indenture, dated as of November 21, 2000, between the Company and U.S. Bank Trust National Association, as debt trustee (incorporated by reference to Exhibit 4.1 of the Registrant’s registration statement no. 333-132747).

2.	First Supplemental Indenture, dated as of February 28, 2006, between the Company and U.S. Bank Trust National Association, as debt trustee (incorporated by reference to Exhibit 4.2 of the Registrant’s registration statement no. 333-132747).

3.	Form of ETRACS Monthly Pay 2xLeveraged MSCI US REIT Index ETN due May 5, 2045.

4.	Officers’ Certificate of the Registrant pursuant to Section 301 of the Debt Indenture setting forth the terms of the Registrant’s Medium-Term Notes, Series A (incorporated by reference to Exhibit 4 of the Registrant’s registration statement on Form 8-A, filed with the Commission on December 2, 2014).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

UBS AG
(Registrant)

Dated: May 5, 2015

	By:	/s/ Timothy Geller
	Name:	Timothy Geller
	Title:	Director and Counsel Region Americas Legal

	By:	/s/ Gordon S. Kiesling
	Name:	Gordon S. Kiesling
	Title:	Executive Director and Counsel Region Americas Legal

Exhibit No.	Description of Exhibit

1.	Debt Indenture, dated as of November 21, 2000, between the Company and U.S. Bank Trust National Association, as debt trustee (incorporated by reference to Exhibit 4.1 of the Registrant’s registration statement no. 333-132747).

2.	First Supplemental Indenture, dated as of February 28, 2006, between the Company and U.S. Bank Trust National Association, as debt trustee (incorporated by reference to Exhibit 4.2 of the Registrant’s registration statement no. 333-132747).

3.	Form of ETRACS Monthly Pay 2xLeveraged MSCI US REIT Index ETN due May 5, 2045.

4.	Officers’ Certificate of the Registrant pursuant to Section 301 of the Debt Indenture setting forth the terms of the Registrant’s Medium-Term Notes, Series A (incorporated by reference to Exhibit 4 of the Registrant’s registration statement on Form 8-A, filed with the Commission on December 2, 2014).